UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 30, 2009
Patriot Coal Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33466 (Commission File Number)	20-5622045 (IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400 St. Louis, Missouri (Address of principal executive offices)	63141 (Zip Code)
Registrant’s telephone number, including area code: (314) 275-3600
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
(e) Action with respect to Certain Compensatory Plans
     Effective January 30, 2009, the Board of Directors (the “Board”) of Patriot Coal Corporation (the “Company”) approved awards under the Company 2007 Long-Term Equity Incentive Plan (the “Plan”) for certain officers of the Company, including the Named Executive Officers. The Named Executive Officers were determined based on those identified in the Summary Compensation Table contained in the Company’s proxy statement dated June 17, 2008.
Award of Restricted Stock Units under the Plan
     The Board approved a form of Performance-Based Restricted Stock Units Award Agreement (“Award Agreement”) pursuant to which certain officers, including the Named Executive Officers, were granted restricted stock units (“RSUs”) under the Plan. The number of RSUs, if any, that the Named Executive Officers will receive in relation to such awards will be based upon the total shareholder return (“TSR”) of the Company relative to the TSR of each of a peer group of nine companies, or achievement of minimum, specified TSRs, as calculated and as described in the Award Agreement, during a performance period beginning January 1, 2009 through December 31, 2011. The RSUs will fully vest on December 31, 2011. However, the RSUs will vest sooner if a grantee terminates employment with the Company because of death or disability, or if a change in control occurs (as such term is defined in the Plan). All unvested RSUs will be forfeited if a grantee terminates employment with the Company for any reason other than death or disability prior to the time the RSUs become vested, provided however, in the event that the grantee’s employment is terminated without cause or by the grantee for good reason (as those terms are defined in the Award Agreement), a pro rata portion of the RSUs will vest.
     This summary description of the Performance-Based Restricted Stock Units Award Agreement is qualified by reference to the Performance - Based Restricted Stock Units Award Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
Award of Non-Qualified Stock Options under the Plan
     The Board approved a form of Non-Qualified Stock Option Agreement (the “Option Agreement”) pursuant to which certain officers, including the Named Executive Officers, were granted non-qualified stock options to purchase common stock of the Company (“Options”) at an exercise price of $5.13 per share under the Plan. The Option Agreement provides that the Options will become exercisable in three installments as follows: 33.33% exercisable on January 2, 2010; 33.33% exercisable on January 2, 2011; and 33.34% exercisable on January 2, 2012. However, the Options will become fully exercisable sooner if a grantee terminates employment with the Company because of death or disability, or if a change in control occurs (as such term is defined in the Plan). In the event that the grantee’s employment is terminated without cause or by the grantee for good reason (as those terms are defined in the Award Agreement), the Options will vest and become exercisable with respect to the percentage of shares of common stock of the Company that would have otherwise vested on the next vesting date. Except as provided in the preceding sentence, any part of the Options that are not exercisable will be terminated if a grantee terminates employment with the Company for any reason other than death or disability prior to the time such Options have become vested and exercisable. No Options can be exercised more than ten years after the date of grant, but the ability to exercise the Options may terminate sooner upon the occurrence of certain events detailed in the Option Agreement or Plan.
     This summary description of the Non-Qualified Stock Option Agreement is qualified by reference to the Non-Qualified Stock Option Agreement, which is filed herewith as Exhibit 10.2 and incorporated herein by reference.
Equity Awards to Named Executive Officers
     A summary of the awards granted on January 30, 2009 to the Named Executive Officers are as follows.

		Performance	Stock
Name	Title	Based RSUs (1)	Options
Richard M. Whiting	Chief Executive Officer	143,195	286,390
Paul H. Vining	President & Chief Operating Officer	91,645	183,290
Mark N. Schroeder	Senior VP & Chief Financial Officer	36,658	73,316
Charles A. Ebetino Jr	Senior VP — Corporate Development	36,658	73,316
Joseph W. Bean	Senior VP, General Counsel & Secretary	24,821	49,642

(1)	The number of RSUs shown is the target award amount. The number of shares of common stock issuable upon settlement of the RSUs that the Named Executive Officers will receive may be more or less than the target award amount (up to a maximum of twice the target award amount) based on an assessment of the TSR of the Company relative to the TSR of each of a peer group of nine companies over the relevant performance period, as described in the Award Agreement.

Item 9.01. Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
10.1*	Form of Performance-Based Restricted Stock Units Award Agreement for use in connection with awards under the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan
10.2*	Form of Non-Qualified Stock Option Agreement for use in connection with awards under the Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan
10.3	Patriot Coal Corporation 2007 Long-Term Equity Incentive Plan (Incorporated by reference to Exhibit 10.17 of the Registrant’s Current Report on Form 8-K, filed on October 25, 2007)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 4, 2009

PATRIOT COAL CORPORATION
By:	/s/ Mark N. Schroeder
Mark N. Schroeder
Senior Vice President & Chief Financial Officer